Exhibit 99.1

FOR IMMEDIATE RELEASE

March 4, 2014	NYSE MKT – REI

RING ENERGY CLOSES

PERMIAN BASIN ACREAGE ACQUISITION

Adds Reserves, Drilling Locations / Contracts Second Drilling Rig

Midland, TX. March 4, 2014 – Ring Energy, Inc. (NYSE MKT: REI) (“Ring”)(“Company”) announced today it has finalized the acquisition of 2,481 gross (1,567 net) acres located in Andrews and Gaines Counties, Texas.

The acreage, comprised of 92 separate leases, includes both “developed” and “undeveloped” parcels and is in close proximity to existing Company-owned Permian Basin assets that are currently in varying stages of development. The “developed” area is comprised of 907 net acres with current net production of 42 BOEs (Barrel of Oil Equivalent) per day from the San Andres and Glorieta formations and is over 92% oil. In addition to the producing wells currently on the properties, internal engineering has identified 57 new PUD (Proved Undeveloped) drilling locations in the San Andres on 20 and 10 acre spacing, with the potential for additional locations through increased in-fill drilling and development, as well as up to ten additional Glorieta wells on 40 acre spacing. Management is confident that the current production can be enhanced by the addition of new pay intervals and the re-stimulation of the new and current zones. The “undeveloped” area is comprised of 660 net acres. Internal engineering has identified 157 new potential drilling locations in the San Andres on 10 acre spacing. In addition to the San Andres, internal engineering has also identified opportunities in other pay zones, including the Glorieta. Ring will be the operator and have an average working interest of 81% and average net revenue interest of 61%. The Company’s initial reserve estimates, as determined by internal engineering evaluations, indicate the “developed” leases have an estimated 1.45 million BOEs of proved reserves net to Ring, exclusive of any additional probable or possible oil reserves. The transaction purchase price is $6.45 million and is to be paid from existing cash balances. The closing on the acreage occurred February 27, 2014, with a January 1, 2014 effective date.

Ring has added 12,940 net acres since January 2013, including today’s announcement. The Company’s total acreage position is 26,343 net acres; 12,111 net acres in Andrews and Gaines Counties, Texas and 14,232 net acres in Gray, Finney and Haskell Counties, Kansas.

Ring also announced the addition of a second drilling rig which is on site and has commenced drilling. The Company had previously announced their intentions to add a second rig by mid-year 2014 and projected drilling approximately 105 new development wells. Based on the addition of the second rig in mid-February, the Company now projects drilling approximately 130 new development wells in 2014.

Mr. Kelly Hoffman, CEO of Ring stated, “From day one our personnel have been very focused and have done an excellent job of growing Ring through the internal development of existing assets and, more importantly, adding more acreage, production and reserves by way of leasing and additional acquisitions. We have experienced interruptions due to weather which impact our production but our results continue to be encouraging and we felt there was no reason to delay the addition of a second rig. With the completion of this last acquisition we can accelerate our development program and continue to aggressively look for opportunities that compliment our existing properties.”

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and Kansas.

www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that involve a wide variety of risks and uncertainties, including, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2012, its Form 10-Q for the quarter ended September 30, 2013, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons, K M Financial, Inc.

(702) 489-4447